EXHIBIT 99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:               Terry Wasko, Treasurer and Chief Financial Officer
Telephone Number:      610-965-5959
E-mail:                twasko@eastpennbank.com

                         EAST PENN FINANCIAL CORPORATION
                                    ANNOUNCES
                     EARNINGS FOR THE FIRST QUARTER OF 2006

     (April 19, 2006) - EMMAUS, PA - East Penn Financial Corporation (Nasdaq Capital Market: EPEN) today announced that its basic and dilutive earnings per share of $0.13 for the quarter ended March 31, 2006 remained unchanged from its basic and dilutive earnings per share for the first quarter of 2005. For the first three months of 2006, earnings amounted to $830,000 as compared to $850,000 for the first three months of 2005. The first fiscal quarter of 2006 produced an annualized return on average assets of 0.84% and an annualized return on average equity of 14.92%. Increased capital, as a result of the retention of earnings, had a positive impact on the Company's book value, which increased 6.25%, to $3.57 at March 31, 2006 as compared with $3.36 at March 31, 2005.

     Brent L. Peters, President and Chief Executive Officer, commented, "In the first quarter, we proactively responded to a challenging economic and competitive environment. While our earnings remain solid, the decline in our first quarter 2006 net income from the same period in 2005 was the result of increased expenses associated with our expansion and growth. In particular, our operating expenses were higher as a result of increased occupancy and equipment costs associated with our recently completed administrative offices, our newly opened branch located at 4510 Bath Pike, Bethlehem, Pennsylvania and the near completion of our ninth branch location at 502 State Avenue, Emmaus, Pennsylvania, which is expected to open in May 2006."

     Mr. Peters further commented, "Our tax-equivalent net interest margin decreased to 3.78% at the end of the first quarter of 2006 from 3.99% as of the end of the first quarter of 2005. Like every other bank whose traditional revenue source is generated from net interest income, we experienced compression of our net interest margin, which was one effect of a flat yield curve. However, we were still able to increase total net interest income by 4.5% at March 31, 2006 as compared with March 31, 2005 by virtue of our growth."

     The Company's earnings continue to be driven primarily from its core banking business, where net interest income for the first quarter of 2006 increased to $3.3 million from $3.2 million for the first quarter of 2005 as a result of increased short-term interest rates, loan growth and proactive management of cost of funds. Further adding to the bottom line as of March 31, 2006 was the 22.9% increase in other income that resulted from increased fee income and a one-time gain recognized from the redemption of an other asset. In excluding this gain, other income grew 11.1%. Offsetting increased revenues were operating expenses, which for the first quarter of 2006, increased 14.6% over first quarter 2005 as a result of increased occupancy and equipment costs.

     The Company continues to experience solid balance sheet growth with assets increasing 8.7% to $400 million as of March 31, 2006 from $368.1 million as of March 31, 2005. Despite competition and the yield curve, the growth in assets was attributable to an 18.0% increase in loans, which are the Company's highest yielding assets. The Company did not compromise loan quality for volume, but was steadfast to maintain high credit quality. The strength of the asset quality for the first quarter of 2006 is supported by the fact that the percentage of non-performing assets to total assets was 0.26% as compared with 0.42% for the first quarter of 2005. Net charge-offs as a percentage of average loans were less than 0.01% for the first quarter of 2006 as compared with 0.02% for the first quarter of 2005. While loan growth was strong, the same was true for deposit growth, which increased 10.1% to $328.2 million as of the end of the first quarter of 2006 as compared with $298.0 million as of March 31, 2005.


     East Penn Financial Corporation is the parent of East Penn Bank, a locally owned community bank that serves the Lehigh Valley with, soon to be, nine branch locations. The Company announced its plans to hold its annual meeting on May 11, 2006 at 7 p.m. at the Allen Organ Company located in Macungie, Pennsylvania.

Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.

East Penn Financial Corporation
Consolidated Selected Financial Information

                                                              March 31,
(in thousands, except share data)                        2006            2005
                                                     --------------------------
                                                             (Unaudited)
Balance Sheet Data:
Total assets                                         $   399,996    $   368,144
Securities available for sale                             70,830         85,828
Securities held to maturity, at cost                       1,026          1,039
Mortgages held for sale                                      321          1,996
Total loans (net of unearned discount)                   295,512        250,341
Allowance for loan losses                                 (3,151)        (2,912)
Premises and equipment, net                                9,628          7,876
Non-interest bearing deposits                             44,674         42,053
Interest bearing deposits                                283,496        255,959
                                                     --------------------------
Total deposits                                           328,170        298,012
Securities sold under agreements to repurchase             3,996          2,696
Short-term borrowings                                        808         12,202
Long-term debt                                            35,000         25,000
Junior subordinated debentures                             8,248          8,248
Stockholders' equity                                      22,502         21,181
Common shares outstanding                              6,304,262      6,302,560
Book value per share                                 $      3.57    $      3.36

                                                             Three Months
                                                            Ended March 31,
(in thousands, except share data)                        2006           2005
                                                     --------------------------
                                                             (Unaudited)
Statement of Income Data:
Total interest income                                $     5,542    $     4,550
Total interest expense                                     2,246          1,397
                                                     --------------------------
Net interest income                                        3,296          3,153
Provision for loan losses                                     90            126
                                                     --------------------------
Net interest income after provision                        3,206          3,027
Other income                                                 643            523
Other expenses                                             2,801          2,445
                                                     --------------------------
                                                           1,048          1,105
   Net income before taxes
Income tax expense                                           218            255
                                                     --------------------------

 Net income                                          $       830    $       850
                                                     ===========    ===========

Basic earnings per share (1)                         $      0.13    $      0.13
Diluted earnings per share (2)                       $      0.13    $      0.13
Cash dividends per common share                      $      0.11    $      0.09

Selected Financial Ratios:
Return on average equity                                   14.92%         16.03%
Return on average assets                                    0.84%          0.95%
Net interest margin (3)                                     3.78%          3.99%
Efficiency ratios:
  Operating expenses as a percentage of
   revenues                                                71.10%         66.51%
  Operating expenses as a percentage of
   average assets                                           2.88%          2.81%
Tier 1 leverage capital                                     7.93%          7.98%
Loans (4) as a percent of deposits                         90.05%         84.00%
Average equity to average assets                            5.64%          5.94%

Selected Asset Quality Ratios:
Allowance for loan losses / Total loans (4)                 1.07%          1.16%
Allowance for loan losses /
   Non-performing assets (5)                              431.64%        290.04%
Non-accrual loans / Total loans (4)                         0.23%          0.37%
Non-performing assets / Total assets                        0.26%          0.42%
Net charge-offs / Average loans (4)                         0.00%          0.02%

(1) Based upon the weighted average number of shares of common stock outstanding for the applicable periods.

(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.

(3) Calculated on a fully tax-equivalent basis.

(4)  The  term  "loans"   includes  loans  held  in  the  portfolio,   including
non-accruing  loans, and excludes loans held for sale.

(5) Includes non-accrual loans.